Exhibit 99.1

December 12, 2002

BEAR, STEARNS & CO. INC.
J.P. MORGAN SECURITIES INC.
BB&T CAPITAL MARKETS, A DIVISION OF SCOTT & STRINGFELLOW, INC.
LAZARD FRÈRES & CO. LLC
   as Representatives of the several Underwriters referred to below
c/o Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Equity Capital Markets

UTi Worldwide Inc. — Lock-Up Agreement

Ladies and Gentlemen:

     This letter agreement (this “Agreement”) relates to the proposed public offering (the “Offering”) by UTi Worldwide Inc., a British Virgin Islands corporation (the “Company”), of its ordinary shares, no par value per share (the “Ordinary Shares”).

     In order to induce you and the other underwriters for which you act as Representatives (the “Underwriters”) to underwrite the Offering, the undersigned hereby agrees that, without the prior written consent of Bear, Stearns & Co. Inc. (“Bear Stearns”), during the period from the date hereof until ninety (90) days from the date of the final prospectus for the Offering (the “Lock-Up Period”), the undersigned (a) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security (as defined below), and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. As used herein “Relevant Security” means the Ordinary Shares, any other equity security of the Company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Ordinary Shares or other such equity security.

     Notwithstanding the foregoing, (i) gifts or (ii) transfers of Relevant Securities to (A) the undersigned’s immediate family, (B) a descendant of the undersigned or (C) any estate, trust, guardianship, custodianship, limited liability company, partnership, corporation or other fiduciary arrangement for the primary benefit of the undersigned or any one or more of the individuals named or described in (A) or (B) above shall not be prohibited by this Agreement

Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Lazard Frères & Co. LLC

provided that the donee, trustee or transferee agrees in writing to be bound by the foregoing in the same manner as it applies to the undersigned. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

     This Agreement shall not prohibit the exercise of any stock options, provided that the Relevant Securities obtained upon any such exercise shall be subject to the limitations on disposition herein.

     Furthermore, this Agreement shall not prohibit the undersigned, if it is a corporation, from transferring any Relevant Securities to any wholly owned subsidiary or shareholder of such corporation; provided, however, that the transferee agrees in writing to be bound by this Agreement in the same manner as it applies to the undersigned.

     The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities. The undersigned hereby further agrees that, without the prior written consent of Bear Stearns, during the Lock-up Period the undersigned (x) will not file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security and (y) will not exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of a Relevant Security.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Lazard Frères & Co. LLC

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,

By: /s/ Matthys J. Wessels

Print Name: Matthys J. Wessels